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                                                                    EXHIBIT 10.1


                                   AMENDMENT
                            TO EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (the "Agreement") is made and entered into effective as of April 1, 1997, by and between Hollis-Eden Pharmaceuticals, Inc., a Delaware corporation (the "Company"), and Terren S. Peizer ("Executive"). The Company and Executive are hereinafter collectively referred to as the "Parties", and may individually be referred to as a "Party".

                                    RECITALS

A. The Company and Executive are parties to an Employment Agreement made and entered into effective as of February 6, 1997 (the "Employment Agreement"), which Employment Agreement remains in full force and effect.

B. In recognition of the results of Executive's efforts in connection with the Company's recently completed merger, the Company wished to modify certain provisions of the Employment Agreement, as provided below.

C. The following modifications to the Employment Agreement have been presented to the Company's Board of Directors for review and have been approved.

                                   AGREEMENT

In consideration of the foregoing premises and the mutual covenants contained herein and in the Employment Agreement, and for other good and valuable consideration, the Parties, intending to be legally bound, agree as follows.

1.       COMPENSATION OF EXECUTIVE

The minimum salary to be paid to Executive for services rendered under the Employment Agreement shall be increased as of the date of this Amendment to an amount equal to the minimum salary paid by the Company to its Chairman and Chief Executive Officer. Executive's minimum salary shall remain equal to the amount paid by the Company to its Chairman and CEO for so long as Executive is employed by the Company.

2.       VESTING OF OPTIONS UPON TERMINATION WITHOUT CAUSE

If the Company shall terminate Executive's employment without cause in accordance with the provisions of the Employment Agreement, Executive shall be entitled to immediate vesting of all unvested stock options granted to him pursuant to Section 3.6 of the Employment Agreement and the stock option agreement entered into by the Parties with respect thereto (the "Stock Option Agreement"). The expiration date of such fully vested options shall remain as stated in the Employment Agreement and the Stock Option Agreement.


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3.       REQUIREMENT OF BOARD APPROVAL FOR TERMINATION

Executive's employment with the Company may not be terminated unless a majority of the Company's Board of Directors have voted in favor of such termination at a meeting of the Board of Directors duly called and noticed.

4.       AMENDMENT TO CONTROL

With respect to any and all provisions of the Employment Agreement which are not addressed by this Amendment, the Employment Agreement shall remain in full force and effect. With respect to any and all provisions of the Employment Agreement which are modified by or which otherwise conflict with the provisions of this Amendment, the Employment Agreement shall be superseded, and the provisions of the Amendment shall control.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.


                                    The Company:
                                    Hollis-Eden Pharmaceuticals, Inc.

                                    By:   /s/ Richard B. Hollis
                                       -------------------------------
                                       Richard B. Hollis, Chairman and
                                       Chief Executive Officer



                                    Executive:


                                         /s/ Terren S. Peizer
                                        ------------------------------
                                             Terren S. Peizer




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